Exhibit 99.3

October 13, 2022

The Special Committee of Board of Directors (the “Special Committee”)

China Index Holdings Limited

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District, Beijing 100070

People’s Republic of China

Dear members of the Special Committee:

Reference is made to the preliminary non-binding proposal (the “Original Proposal”), dated as of August 23, 2022, from Fang Holdings Limited (“Fang”) to acquire all outstanding Class A ordinary shares (the “Class A Shares”) and Class B ordinary shares (the “Class B Shares”, together with Class A Shares, the “Shares”) of China Index Holdings Limited (the “Company”), including Class A Shares represented by American depositary shares (“ADSs”, each representing one Class A ordinary share), that are not currently owned by Fang in a going-private transaction (the “Transaction”).

We are pleased to submit this revised proposal to inform the Special Committee that (i) Fang, (ii) Mr. Tianquan Mo and his affiliates, (iii) True Knight Limited, a company wholly owned by Mr. Jiangong Dai, the chairman of the board of directors of the Company, (iv) Digital Link Investments Limited; and (v) General Atlantic Singapore Fund Pte. Ltd. (together with its affiliated investment entities) (collectively, “we”, “our” or “us”) have formed a buyer consortium and, as the initial consortium members, have agreed to work exclusively with each other in pursuing the Transaction.

We currently own in aggregate approximately 61.0% of all the issued and outstanding Class A Shares and approximately 100% of all the issued and outstanding Class B Shares, which in aggregate represent approximately 91.4% of the total voting power of the Company.

We confirm that the other key terms as set forth in the Original Proposal remain unchanged and we remain committed to work with the Special Committee to promptly negotiate and finalize the transaction documents so as to expedite the process of delivering value to the Company’s public shareholders.

Due to our obligations under the securities laws, we intend to timely file a Schedule 13D amendment with the Securities and Exchange Commission to disclose this proposal. However, we are sure that you will agree with us that it is in all of our interests to ensure that we otherwise proceed in a strictly confidential manner, unless otherwise required by law, until we have executed a definitive merger agreement relating to the proposed transaction or terminated our discussions.

This letter constitutes only a preliminary indication of our interest and does not constitute any binding commitment with respect to the transactions proposed in this letter or any other transaction. No agreement, arrangement or understanding between us and the Company relating to any proposed transaction will be created until such time as definitive documentation has been executed and delivered by us and the Company and all other appropriate parties.

Should you have any questions regarding this proposal, please do not hesitate to contact us. We look forward to hearing from you.

[signatures page follows]

Sincerely,

Fang Holdings Limited

By:	/s/ Jiangong Dai
Name:	Jiangong Dai
Title:	Chairman of the Board

Sincerely,

Tianquan Mo

By:	/s/ Tianquan Mo
Name:	Tianquan Mo

Sincerely,

OPEN LAND HOLDINGS LIMITED

By:	/s/ Tianquan Mo
Name:	Tianquan Mo
Title:	Director

Sincerely,

ACE SMART INVESTMENTS LIMITED

By:	/s/ Tianquan Mo
Name:	Tianquan Mo
Title:	Director

KARISTONE LIMITED

By:	/s/ Tianquan Mo
Name:	Tianquan Mo
Title:	Director

Sincerely,

MEDIA PARTNER TECHNOLOGY LIMITED

By:	/s/ Tianquan Mo
Name:	Tianquan Mo
Title:	Authorized Signatory

NEXT DECADE INVESTMENTS LIMITED

By:	/s/ Tianquan Mo
Name:	Tianquan Mo
Title:	Authorized Signatory

Sincerely,

TRUE KNIGHT LIMITED

By:	/s/ Jiangong Dai
Name:	Jiangong Dai
Title:	Director

Sincerely,

DIGITAL LINK INVESTMENTS LIMITED

By:	/s/ Shan Li
Name:	Shan Li
Title:	Director

Sincerely,

General Atlantic Singapore Fund Pte. Ltd.

By:	/s/ Ong Yu Huat
Name:	Ong Yu Huat
Title:	Director